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F O R M 4                                                                                                OMB Approval
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                                                                                            OMB Number                    3235-8287
                                 U.S. SECURITIES AND EXCHANGE COMMISSION                    Expires:             September 30, 1998
                                          WASHINGTON, DC 20549                              Estimated average burden
                                                                                            hours per response..................0.5
                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                -----------------------------------------
/ / Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940
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
(Print or Type Responses)
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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
    Parkinson             Joe                            8x8, Inc - EGHT                         to Issuer (Check all applicable)
---------------------------------------------------------------------------------------------       Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
     2445 Mission College Blvd.                   Number of Reporting        Month/Year             Officer (give  X Other (Specify
---------------------------------------------     Person (Voluntary)         January 1998       ----        title ---       below)
                 (Street)                                                 ------------------                below)
 Santa Clara         CA             95054                                 5. If Amendment,           Formerly Chairman & CEO
---------------------------------------------                                Date of Original       --------------------------------
  (City)           (State)           (Zip)                                   (Month/Year)
                                                                                             7. Individual or Joint/Group Filing
                                                                          ------------------    (Check Applicable Line)
                                                                                                 X    Form filed by One
                                                                                                ----  Reporting Person
                                                                                                      Form filed by More than
                                                                                                ----  One Reporting Person
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                                                      TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                   (Month/     (Instr. 8)                                End of Month        Direct         Benefi-
                                   Day/                                                  (Instr. 3 and 4)    (D) or         cial
                                   Year)  ---------------------------------------                            Indirect       Owner-
                                          Code    V      Amount   (A) or    Price                            (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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Common Stock                     01/22/98  P            10,000     A        6.50                                 D
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Common Stock                     01/22/98  P             2,500     A        6.25                                 D
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Common Stock                     01/22/98  P             2,500     A        5.78                                 D
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Common Stock                                          1,000,000                                                  D
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                                                                            TOTAL:          1,015,000
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

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

F O R M  4 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                                (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 4)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4     Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                    ------------------------------------------------------------------
                                                                                Date    Expira-              Amount or
                                                                                Exer-    tion        Title   Number of
                                                    Code  V     (A)     (D)    cisable   Date                  Shares
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                                                                                                    Common
Options to Buy Common Stock    (1)                                                      06/23/07    Stock       30,000      $6.80
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
                             9. Number of           10. Ownership               11. Nature of
                                derivative              Form of                     Indirect
                                Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned as End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)

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                                30,000                    D
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Explanation of Responses:

(1)   Shares vest as a rate of 1/48th per month after vesting commencement date of June 23, 1997.

**    Intentional misstatements or omissions of facts constitute Federal         /s/ Joe Parkinson                January 22, 1998
      Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).             -------------------------------- ----------------
                                                                                 **Signature of Reporting Person        Date
Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, See Instruction 6 for procedure.
                                                                                                                        Page 2
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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